Exhibit 99.1

March 9, 2005

National Financial Partners Acquires Highland Capital Holding Corporation

Transaction more than doubles NFP’s production in the life brokerage general agent business

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today announced that it has signed a definitive agreement to acquire Highland Capital Holding Corporation (“Highland”), a leading life insurance brokerage company. Highland is NFP’s largest acquisition to date and represents a network of eleven divisions comprising twenty-one brokerage general agent (BGA) offices with combined revenues of approximately $62 million in 2004. The transaction, subject to customary closing conditions, is expected to close in the second quarter.

“Highland provides valuable scale in the institutional and retail life insurance markets, broadens our geographic presence, and enhances our life insurance relationships,” said Jessica Bibliowicz, NFP’s Chairman and Chief Executive Officer. “This acquisition provides valuable market share in the life brokerage market and builds on NFP’s position as the leading independent distribution company serving the high-net-worth and entrepreneurial corporate markets.”

“Approximately 45% of Highland’s life insurance production is from the institutional market, including national and regional banks, trust companies and broker/dealers. Highland’s in-house expertise in serving these institutional accounts provides a valuable platform for further growth. Institutions represent a new market for NFP and one that has tremendous potential for increased penetration. From a geographic standpoint, Highland’s presence in the Pacific Northwest, Midwest, and non-Florida Southeast regions are an attractive complement to NFP’s existing network. We are very excited about the growth opportunities that Highland brings to NFP.”

Rick Keidan, President and Chairman of the Board of Highland said, “As part of NFP, Highland will be able to leverage NFP’s marketing resources and continue to build its business. The combined scale of the organizations is differentiating and a valuable platform for future growth.”

NFP has agreed to pay up to $48.4 million in a combination of cash and NFP common stock to holders of Highland debt, preferred stock, options and common stock. Highland was formed in 1998 to consolidate distribution in a model similar to NFP’s. In 2001, the company consolidated its BGA operations into Highland Capital Brokerage, an entity with one common identity and integrated administrative and processing functions. Acquired base earnings of $6.1 million are based on capitalization of the brokerage divisions at the time of their respective acquisitions by Highland. However, based on the 2004 earnings of the acquired business, NFP believes that on an annual basis Highland would contribute approximately $8 million to NFP’s gross margin.

Ms. Bibliowicz added, “In addition to Highland and since our fourth quarter earnings release, NFP has completed two transactions with combined acquired base earnings of $2.1 million effective March 1st. Upon closing of the Highland acquisition, our total acquired based earnings in 2005 will be $15.8 million, which is slightly ahead of our goal of $13 to $15 million. Highland presents a unique transaction and we expect to continue to execute on our stated acquisition strategy.”

Defined Terms

The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that NFP capitalizes at the time of acquisition of a firm. Gross margin is defined as revenues less firm operating expenses excluding amortization and including management fees.

Conference Call

The Company will conduct a conference call and audio webcast on Thursday, March 10, 2005, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To access the call, dial (617) 614-3528 (when prompted, callers should enter the access code 85516392). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 12030697. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,700 producers in 41 states and Puerto Rico consisting of over 150 firms and over 200 affiliated third-party distributors.

About Highland Capital Holding Corporation

Highland Capital Holding Corporation was incorporated in Delaware in May 1997 and completed its first acquisitions in September 1998. The company was formed to assist independent insurance professionals grow their business in the high net worth market. Highland has 21 offices across 18 states.

This press release of National Financial Partners Corp. (“NFP”) contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that statements relating to NFP’s operations are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect expectations, please see NFP’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Unless legally required, NFP undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations: Elizabeth Werner National Financial Partners ir@nfp.com 212-301-4084	Media Relations: Elliot Holtz National Financial Partners ir@nfp.com 212-301-4060